DEEP GREEN WASTE & RECYCLING, LLC
EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made effective on the ~~1st~~ 5th day of February, 2018, by and Deep Green Waste & Recycling, Inc., a Georgia corporation with an address of 3225 Shallowford Road NE, Suite 1020, Marietta, GA 30062 (the "Company"), and Josh Beckham, a Georgia resident with an address of 2324 Blackberry Court, Snellville, GA 30078 (the "Executive").

WHEREAS, the Company wishes to assure the services of the Executive for the period provided in this Agreement; and

WHEREAS, the parties wish this Agreement to supersede all prior understandings between the parties, whether oral or written;

WHEREAS, the Company and Executive desire to set forth the terms of their relationship and enter into an employment relationship for their mutual benefit.

NOW THEREFORE, for and in consideration of the premises, terms, conditions, covenants and obligations of the parties herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

1. Employment.

(a) The Executive shall be employed as Chief Financial Officer of the Company. In furtherance of the Executive's duties, the Executive shall render administrative and management services to the Company as are customarily performed by persons situated in a similar executive position. The Executive shall perform such other duties as the Company may from time to time reasonably direct in writing.

(b) The Executive shall be furnished with a private office and with such other facilities, amenities and services as are appropriate for the Executive's position and adequate for the performance of his duties hereunder.

2. Term.

This Agreement shall be for a period of four years (the "Initial Term"), commencing upon the date of this Agreement and expiring on midnight of the last night immediately preceding the first day of the fifth (5th) year thereafter, and extended for additional one (1) year "Terms", unless at least six (6) months prior to the expiration of the then-current Term, written notice is delivered by the party desiring to terminate the Agreement to the other party stating that the Agreement will terminate and not be extended. This Agreement is also subject to early termination, as provided herein.

3. Standard of Performance.

(a) Excluding periods of vacation to which the Executive is entitled, the Executive agrees to devote his efforts, attention and ability, as is necessary to perform his duties and obligations to the business and affairs of the Company and to discharge the responsibilities assigned to the Executive hereunder. The Executive agrees that he will, in the performance of his duties, promote the interests, business and reputation of the Company and perform all such duties as are essential or conducive to the efficient management thereof. The Executive may serve on corporate, civic and charitable boards and committees;

manage personal investments; and hold equity interests in businesses which do not directly compete with the business of the Company, even if related thereto; as long as such activities do not interfere in any material respect with the performance of the Executive's responsibilities hereunder.

(b) In each instance in this Agreement where determination is made by the Company, said authority shall be hereinafter vested in the Board of Directors upon the creation of a Board of Directors by the Company; and/or upon a merger with or acquisition by a third party who has a Board of Directors. Any decision by the Board of Directors shall be a decision of no less than a majority.

4. Base Salary.

(a) The Company shall pay the Executive a salary of One Hundred Twenty-Eight Thousand Dollars ($128,000) per annum (the "Base Salary"), as follows:

(b) Each January 1, the Base Salary shall be increased not less than ten percent (10%) and not more than the greater of (i) twenty percent (20%) of the most recent Base Salary; or (ii) a percentage equal to an increase in the Company's Enterprise Value over the most recently ended calendar year. For purposes of this Agreement, "Enterprise Value" shall mean 1.2 times the Company's gross annual revenue, net only of any taxes collected for and remitted to a governing body, and less the Company's total liabilities, as reflected on the Company's balance sheet. The Board of Directors, by determination of not less than a majority of the votes, may increase Base Salary at any time and in increment greater than that herein set forth. In any year in which the Company increases Base Salary by virtue of this Paragraph 4(b), such increase shall be thenceforth considered part of the "Base Salary" for purposes of this Agreement. In no event shall the Base Salary be reduced without the Executive's consent, which consent shall not be unreasonably withheld. Upon renewal or extension of this Agreement for additional Terms, the Base Salary shall be no less than the base salary for the most recently-ended calendar year.

(c) By execution of this Agreement, the Executive does verify and affirm that the Executive is not subject to the backup withholding provisions of Section 3406 of the Internal Revenue Code and is a United States citizen.

5. Ownership Interest.

As an inducement to the Executive to enter into this Agreement, the Company hereby grants the Executive a vesting ownership interest in the Company. The Company shall grant the Executive 800,000 shares of the Company's common stock, 200,000 shares of which will vest immediately upon commencement of employment, and 200,000 shares of which will vest on each of the three subsequent anniversary dates of employment in which the Executive is in the employ of the Company.

6. "Stay" Bonus to the Executive.

On the first anniversary of Executive's employment, the Company will pay the Executive a "Stay" Bonus equal to ten percent (10%) of the Executive's first year salary of $128,000.

7. Discretionary Incentive Bonus to the Executive.

For each year of the Agreement in which the Company's after-tax profits exceed Five Hundred Thousand Dollars ($500,000.00) the Company will pay the Executive a Discretionary Incentive Bonus of no less than three percent (3%) of the Company's after-tax profits, as determined by the Company's independent certified public accountant(s) in accordance with generally accepted accounting principles. At the

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Executive's sole and absolute election, any Discretionary Incentive Bonus shall be paid in any combination (i) of cash; (ii) pursuant to a deferred cash compensation arrangement; (iii) in ownership interest; and/or; (iv) in Options. In no event shall the Discretionary Incentive Bonus be in excess of two hundred percent (200%) of the Base Salary.

8. Participation in Retirement and Employee Benefit Plans and Other Benefits.

The Executive shall be entitled to participate in any group plan of the Company relating to pension, thrift, deferred compensation, profit-sharing, group life insurance, medical insurance, education reimbursement and other retirement and employee benefits that the Company may then have in force.

In addition to the compensation provided to the Executive as hereinabove set forth, the Company agrees to reimburse the Executive for reasonable entertainment, travel, lodging and other miscellaneous expenses, whether local or out-of-city, incurred on its behalf and directly related to the performance of his duties hereunder. This reimbursement shall include the payment of reasonable expenses for being a member of and attending meetings of trade and/or professional associations. The Executive shall submit an itemized statement and reasonable documentation of the expenses incurred. The Company further agrees to provide the Executive, for both business and personal use during the then-current Term of and employment under this Agreement, a vehicle allowance of Four Hundred Dollars ($400) per month in consideration for use of his personal vehicle. In addition to the vehicle allowance, the Company will provide the Executive with a company credit card through which he may charge fuel and oil change costs related to his employment with the Company.

9. Vacation.

(a) The Executive shall be entitled, without loss of pay, to vacation/personal time off of not less than four (4) weeks per year in accordance with the Company's personnel policies, and at such time or times as the Executive may reasonably determine, having regard to the Company's business and affairs, and as acceptable to and approved by the Company.

(b) The Executive shall not be entitled to receive any additional compensation from the Company for unused vacation time. The Executive shall be entitled to accumulate one week unused vacation time from one calendar year to the next calendar year.

10. Termination of Employment.

(a) This Agreement and the Executive's employment hereunder may be terminated at any time by of the Company. Except as otherwise provided in this Agreement, any termination by the Company other than for "Cause" shall not prejudice the Executive's right to, and the Executive shall timely, receive:

(i) Compensation in accordance with Paragraphs 4, 5, 6, and 7 of this Agreement for the remainder of the Term;

(ii) All other benefits herein provided for the remainder of the Term; and

(b) The Executive shall have no right to receive compensation or other benefits under this Agreement for any period after the date of termination for Cause. For purposes of this Agreement, termination for "Cause" shall mean only the following events:

(i) Fraud directly causing harm to the Company;

(ii) Material breach of any provision of this Agreement which, by its very nature, cannot be cured;

(iii) The Executive's failure to perform his duties and responsibilities and failure to cure such non-performance within thirty (30) days after notice of such failure from the Company to the Executive; and

(iv) Conviction of the Executive of a felony that directly and adversely affects the Company.

(c) The Executive shall not be deemed to have been terminated for Cause unless there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Members of the Company duly called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Members of the Company), finding that in the good faith opinion of the Company the Executive was guilty of the improper conduct alleged and specifying the particulars thereof in detail.

(d) This Agreement may be terminated by the Executive at any time upon ninety (90) days' written notice to the Company or upon such shorter period as may be agreed upon between the Executive and the Company. In the event of such termination, the Company shall be obligated only to continue to pay the Executive the Base Salary and those retirement and/or employee benefits which have been earned or become payable up to the date of termination.

(e) The Company may also terminate this Agreement upon the Disability of the Executive. For purposes of this Agreement, "Disability" shall mean the inability of the Executive to perform his duties, responsibilities and obligations for any consecutive sixty (60) days or for any one hundred eighty (180) days within any consecutive twelve (12) month period, by reason of a medically determinable physical or mental impairment, as determined in good faith by the Company. If any dispute arises as to whether the Executive is or was physically or mentally unable to perform his duties pursuant to this Agreement, or whether his Disability has ceased and he is now able to resume his duties, the parties shall submit such question to a licensed physician agreed upon by the parties, or if the parties are unable to agree, to a licensed physician appointed by a neutral party practicing in the State of Georgia at the request of either party. The Executive shall submit to such examinations and provide information as such physician may request and the determination of such physician as to the Executive's physical or mental condition shall be binding and conclusive on the parties. The Company agrees to pay the cost of any such physician and examinations.

(f) If the Executive's employment terminates by reason of the Executive's Disability, the Company shall pay the Executive his Base Salary as follows: For the first ninety (90) days of the Executive's Disability, the Executive shall be entitled to one hundred percent (100%) of the Executive's Base Salary. If the Executive's Disability continues beyond ninety (90) days, the Executive shall receive fifty percent (50%) of Base Salary for one year beyond the ninety (90) days. If the Executive's employment terminates by reason of the Executive's Disability, the Company shall also pay the Executive any benefits and awards which pursuant to the terms of any compensation or benefit plan have been earned or have become payable, but which have not yet been paid to the Executive.

11. Change of Control.

(a) If, during the term of this Agreement, there is a Change in Control of the Company, the Executive shall be entitled to a Change in Control Severance Payment if the Executive's employment is involuntarily terminated, in connection with or within one (1) year after the Change in Control, other than pursuant to Paragraphs 11(i) or (v) hereinabove. The Company shall also remit to the Executive the Change in Control Severance Payment if the Executive voluntarily terminates employment for Good Reason (as defined in Paragraph 13 hereinafter) in connection with, or within one year after a Change in Control of the Company. Voluntary termination pursuant to this Paragraph 10 shall not constitute an improper termination by nor a termination for cause of the Executive under Paragraph 9 hereof. The

amount of the Change in Control Severance Payment shall be compensation and other benefits that would otherwise have been provided to the Executive pursuant to Paragraphs 4, 5, 6 and 7 for the remainder of this Agreement.

(b) For purposes of this Agreement, a Change in Control of the Company shall mean:

(i) the acquisition by a person or persons acting in concert of the power to vote fifty percent (50%) or more of a class of the Company's voting interest or the acquisition by a person of the power to direct the Company's management or policies if such acquisition constitutes or will constitute an acquisition of control of the Company; and where the term "person" refers to an individual, corporation, company, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization and all other entities.

(c) Upon the Executive's termination of employment within one (1) year after the occurrence of a Change in Control of the Company, the Company will cause to be continued life, medical, hospitalization, dental and disability insurance coverage substantially identical to the coverage maintained by the Company for the Executive prior to his severance. Such coverage shall cease upon the earlier of the Executive's employment by another employer or one (1) year from such termination. Notwithstanding the foregoing, the Company shall not continue any coverage if to do so would be contrary to law.

12. Good Reason.

For purposes of this Agreement, "Good Reason" shall mean the occurrence after a Change of Control of any of the events or conditions described in Subparagraphs (a) through (g) hereof without the Executive's express, written consent, provided the Executive's right to terminate his employment pursuant to this paragraph shall not be affected by his incapacitation due to physical or mental illness:

(a) A change in the Executive's status, title, position or responsibilities (including reporting responsibilities) which, in the Executive's reasonable judgment, is not at least equal to his status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Executive of any duties or responsibilities which, in the Executive's reasonable judgment, are inconsistent with such status, title, position or responsibilities; and/or any removal of the Executive from or failure to reappoint him to any of such positions, except in connection with the termination of his employment for (i) Disability, (ii) Cause, (iii) as a result of his death or (iv) by the Executive other than for Good Reason.

(b) A reduction by the Company in the Executive's Base Salary as in effect on the date of a Change in Control of the Company or as the same may be increased from time to time;

The failure by the Company to continue to provide the Executive with compensation and benefits in at least the amounts or substantially similar to those set forth in this Agreement (including benefit, retirement and other plans hereinafter enacted), or the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by him at the time of the Change of Control;

(c) Any material breach by the Company of any provision of this Agreement; and

(d) The failure of the Company to obtain a satisfactory agreement from any successor or assign of the Company to assume and agree to perform this agreement, as contemplated in Paragraph 18* hereof.

13. Election to Avoid Excess Parachute Payments.

(a) If the Present Value (as defined herein) of any benefits payable under Sections 4, 5, 6, and 7 and any other payments otherwise payable to the Executive by the Company (collectively referred to as the "Severance Benefits") which are deemed under Section 280G of the Internal Revenue Code (the "Code") to constitute "Parachute Payments": is greater than three times the Executive's Base Amount (as defined herein), the Executive may elect to apply the provision set forth below.

(b) If any Severance Benefits to be made to the Executive by the Company, whether pursuant to this Agreement or otherwise, upon termination of the Executive's employment pursuant to Paragraphs 9, 10, and 11 hereof are deemed, in the opinion of the Company's independent public accountants (the "Accountants") to constitute Parachute Payments, the Executive may, upon written notification by the Company of the determination of the Accountants, elect to receive any combination of Severance Benefits from the Company due to the Executive as a result of termination which equal the maximum aggregate amount which can be paid to the Executive without constituting Excess Parachute Payments pursuant to the Code. The written notification by the Company of any determination of the Accountants pursuant to this Paragraph shall be provided to the Executive within five (5) business days of the Executive's date of termination, and shall (i) list all Severance Benefits which are deemed to constitute Parachute Payments in the opinion of the Accountants, and (ii) contain the Company's opinion as to the Present Value of each of such Severance Benefits, which opinion shall be determined in consultation with the Accountants. Any election by the Executive pursuant to this Paragraph shall be made by the Executive and submitted to the Company by the thirtieth (30th) day following the date of termination, and the Company shall pay to the Executive the Severance Benefits specified in such election within five (5) business days of receipt of such election.

(c) If the Executive does not file a written election with the Company pursuant to this Paragraph upon receipt of a written notification by the Company of the Accountant's determination that Severance Benefits to which the Executive is entitled upon termination constitute Excess Parachute Payments, then the Company shall pay outright and in full the Executive all Severance Benefits due him pursuant to this Agreement or otherwise.

(d) For purposes of this Paragraph, Present Value means the value determined in accordance with the principles of Section 1274(b)(2) of the Code as maintained under Section G of the Code, and Base Amount means the average annual compensation payable to the Executive by the Company and includible in the Executive's gross income for federal income tax purposes during the shorter of the period consisting of (i) the most recent five (5) taxable years ending before the date of any Change in Control of the Company; or (ii) the conclusion of such actual period during which the Executive was an employee.

(e) References to Code Section G herein are specified references to Section G, as added to the Code by the Tax Reform Act of 1984, Pub. L. No. 98-369, 98th Cong., 2nd Sess., and as it may be amended.

14. Proprietary Information.

The Executive agrees that the knowledge of the business activities and plans for business activities of the Company and affiliates thereof is a confidential, valuable, special and unique asset of the business of the Company. The Executive's knowledge of information concerning the Company of which a third party has both knowledge and an unrestricted right to that knowledge is not subject to this Paragraph. During the term of his employment and for the period ending two (2) years following the termination of his employment for any reason, the Executive will not disclose any knowledge of the past, present, planned or considered business activities of the Company or affiliates thereof to any person for any reason or purpose whatsoever. In the event of a breach or threatened breach by the Executive of the provision of this Paragraph, the Company will be entitled to an injunction restraining the Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Company or affiliates thereof, and from rendering any services to any person to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from the Executive.

15. Indemnification.

(a) The Company, using reasonable business judgment, shall provide the Executive (including his heirs, executors and administrators) with coverage under a Directors' and Officers' Liability Insurance Policy (the "D&O Policy") at the Company's expense, and shall indemnify, hold harmless and defend the Executive (and his heirs, executors and administrators) to the fullest extent permitted under Georgia law for any deductible expense on the D&O Policy reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company (whether or not he continues to be a director or officer at the time of incurring such expense), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements, such settlements to be approved by the Company, if such action is brought against the Executive in his capacity as an officer or director of the Company. Indemnification for deductible expenses shall not extend to matters for which the Executive has been terminated for Cause.

(b) If the Company does not provide the Executive with coverage under a D&O policy, the Company shall indemnify, hold harmless and defend the Executive (and his heirs, executors and administrators) to the fullest extent permitted under Georgia law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements, such settlements to be approved by the Company, if such action is brought against the Executive in his capacity as an officer or director of the Company. Indemnification for expense shall not extend to matters for which the Executive has been terminated for Cause.

16. Payment of Legal Fees.

All reasonable legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company, if the Executive is

successful or as may be determined to be appropriate by any arbitrator's award based on the relative merits of the two parties.

17. Successors; Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by an assumption agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms that he would be entitled to hereunder if he terminated his employment voluntarily in connection with, or within one (1) year after, a Change in Control of the Company.

(b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, successor, heirs, distributes, devisees, legatees and permitted assigns.

18. No Assignments.

This Agreement is personal to each of the parties hereto and, except as provided in Paragraph 18, neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party.

19. Notice.

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or nationally recognized overnight courier, and three (3) days after being mailed via certified or registered mail, return receipt requested, with postage prepaid, to the addresses hereinabove set forth, or to such other address as either party may designate by like notice.

20. Arbitration. Except for the determination of Disability, any dispute or controversy arising under or in connection with this Agreement and any breach or alleged breach hereof shall be submitted to, and settled by, arbitration in Cobb County, Georgia, by arbitration in accordance with the provisions of this Section.

(a) Arbitration shall be conducted in accordance with the rules of, but not necessarily with, the American Arbitration Association. The party requesting arbitration shall serve upon the other party a notice demanding arbitration and a description of the issue or issues to be arbitrated.

(b) Every person nominated or recommended to serve as an arbitrator hereunder shall be a lawyer with expertise in interpreting contracts in the field of law involved in the subject controversy, with extensive experience in corporate, commercial and employment matters, and with no less than five (5) years of experience as a neutral arbitrator. If the parties cannot agree upon an arbitrator, then they shall each select an arbitrator who shall select a third, independent arbitrator. The selection made by the two arbitrators shall be final and binding upon the parties.

(c) The arbitrator shall base his or her award on this Agreement and applicable law and judicial precedent and shall accompany the award with a written explanation of the reasons for the award. The arbitrator shall apply and be governed by the substantive laws of the State of Georgia applicable to contracts made and to be performed therein and by the arbitration laws of the United States (Title 9, U.S. Code), as a federal district court sitting in the Northern District of Georgia would apply in the event of litigation regarding the issue in question.

(d) The arbitrator shall set forth its findings of fact and conclusions of law and shall render an award based thereon. The parties further agree that the arbitrator may make any award(s) or enter such order(s) as may be deemed appropriate by the arbitrator which shall be the sole and exclusive remedy between the parties regarding any and all claims and that all decisions of the arbitrator shall be final and binding upon the parties.

(e) The prevailing party shall be entitled to receive the costs incurred by such party in connection therewith, including reasonable attorney's fees and expenses incurred. The arbitration proceedings conducted pursuant hereto shall be confidential. No party shall disclose any information about the evidence or documentation introduced by the other in connection with the arbitration proceedings, except in the course of a judicial, regulatory or arbitration proceeding or as may be requested by governmental authority. The arbitrator, expert witnesses and stenographic reporters shall sign appropriate nondisclosure agreements in order to effectuate this Agreement of the parties as to confidentiality.

(f) Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. If either party refuses to comply with or respond to a demand for arbitration, then the party demanding arbitration may proceed without the non-responsive party and receive the equivalent of a default judgment from the arbitrator.

21. Miscellaneous.

(a) No Amendments. No amendments or additions to this agreement shall be binding unless in writing and signed by both parties.

(b) Paragraph Headings. The paragraph headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

(c) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(d) Waiver. No waiver of any breach of default of any of the provisions hereof shall be effective unless in writing and signed by the party to be charged with such waiver. No waiver shall be deemed a continuing waiver or waiver in respect of any subsequent breach or default, either of a similar or different nature, unless expressly so stated in writing.

(e) Governing Law. This Agreement shall, except to the extent that federal law shall be deemed to apply, be governed by and construed and enforced in accordance with the laws of the State of Georgia, without giving effect to that state's conflict of laws and principles. The parties hereto agree that this Agreement is deemed to have been made and entered into in the State of Georgia, that the terms and provisions of this Agreement are to be interpreted in accordance with and governed by the laws of the State of Georgia and the venue for any proceeding relating to the provisions of this Agreement is to be Cobb County, State of Georgia.

(f) Force Majeure. Neither party will be liable for loss or damage or deemed to be in breach of this Agreement if such party's failure to perform any obligation results from: acts of God, fires, strikes, embargoes, wars or riots; or any other similar event or cause beyond the control of the affected party. Any delay resulting from any of said causes will extend performance accordingly or excuse performance, in whole or in part, as may be reasonable.

(g) Counterparts. This Agreement may be executed simultaneously in one or more counterparts, with the same effect as if the signatories executing the several counterparts had executed one counterpart, provided, however, that the several executed counterparts shall together have been signed by Purchaser and Seller. All executed counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement on the day and year first hereinabove written.

DEEP GREEN WASTE & RECYCLING, Inc.	
By: [signature] (SEAL)	[signature] (SEAL)
Its: COO	Josh Beckham